Exhibit 23.4

CONSENT OF NEWBRIDGE SECURITIES CORPORATION

Newbridge Securities Corporation (“Newbridge”) hereby consents to (i) the filing of each of our fairness opinion dated May 27, 2025 and our fairness opinion dated November 10, 2025 (the “Opinions”) to the Board of Directors of Signing Day Sports, Inc. (“SGN”), as Annex C-1 and Annex C-2, respectively, to the proxy statement/prospectus included in this Registration Statement on Form S-4, and any supplements and amendments thereto, (ii) the references therein to Newbridge and (iii) the inclusion therein of related information, including (a) the summaries of and excerpts from the Opinions, (b) the description of certain financial analyses underlying the Opinions and (c) certain terms of our engagement by SGN. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”). In giving such consent, we further do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

NEWBRIDGE SECURITIES CORPORATION

/s/ NEWBRIDGE SECURITIES CORPORATION

Date: December 1, 2025